Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of KVH Industries, Inc. on Form 10-K for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of KVH Industries, Inc. on Forms S-8 (Nos. 333-190541, 333-168406, 333-160230, 333-141404, 333-112341, 333-67556, and 333-08491).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 14, 2016